SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2016

AMERICAN CANNABIS COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File Number 000-26108	94-2901715 (I.R.S. Employer Identification Number)

5690 Logan St # A, Denver, Colorado 80216

(Address of Principal Executive Offices and Zip Code)

(303) 974-4770

 (Issuer's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2016, the Registrant appointed Terry Buffalo, age 51, to the position of Chief Operations Officer for an evaluation basis for 90 days. No family relationship exists between Mr. Buffalo and any director, executive officer, or person nominated or chosen by the Registrant to become a director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, Mr. Buffalo has not been a party to any transaction with the Company wherein he would have a direct or indirect material interest in an amount exceeding $120,000.00.

Mr. Buffalo is an executive in the financial services industry, with extensive experience including managing a hybrid FINRA broker-dealer and Registered Investment Advisor firm. Mr. Buffalo is regarded as an expert in these fields with publications in Financial Advisor Magazine and NAIFA’s Advisor Today, as well as being a featured interview in Boomer Market Advisor. Prior to founding Buffalo Financial Solutions, Mr. Buffalo was the Chief Executive Officer of a regional broker dealer for over 10 years, where he took a underperforming firm and revamped the business model from a corporate to an independent structure, with an emphasis on attracting brokers with established clienteles. While there, the firm consistently produced net profits of 7%, compared to industry average among peers that ranged between negative to 1.5%, while expanding the firm’s overall assets from $400 million to over $2 billion.

Subject to Mr. Buffalo’s successful completion of a ninety-day review and subsequent discretionary approval by the Company, the Company will compensate Mr. Buffalo with an annual salary of $75,000.00. The engagement agreement also provided for the issuance of 50,000 shares of the Company’s Restricted Common Stock to Mr. Buffalo, with additional provisions enrolling Mr. Buffalo in the Company’s discretionary employee incentive plan, health insurance, vacation and holiday paid leave. If after ninety days the Company determines to not make Mr. Buffalo’s appointment final, then the Company agreed to pay Mr. Buffalo a $3,000 severance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 4, 2016

AMERICAN CANNABIS COMPANY, INC.

By: /s/ Corey Hollister

Corey Hollister

Chief Executive Officer

(Principal Executive Officer)